exhibit 10.2

Convertible LOAN Agreement

THIS CONVERTIBLE LOAN AGREEMENT (this “Agreement”) is entered into as of 13, 2019 (the “Effective Date”), by and between Micronet Ltd., a public company whose shares are listed on the Tel-Aviv Stock Exchange (“TASE”) and incorporated under the laws of the Israel (the “Company” or “Micronet”), and MICT, Inc., a Delaware corporation (the “Lender” or “MICT”).

WHEREAS, the Lender has agreed to provide the Company with a convertible loan together with warrant coverage, subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.	Preamble

The preamble to this Agreement is an integral and binding part of this Agreement.

2.	The Loan Amount

2.1	The Lender shall provide to the Company a convertible loan in the principal amount of US$500,000 (the “Principal Loan”).

2.2	Following the execution of this Agreement and during the Term (as defined below) the Principal Loan shall be payable by Lender to the Company in one installment within five (5) business days following the satisfaction of all closing conditions set forth in Section 6 or at such date mutually agreed in writing by the parties, by wire transfer to the Company’s bank account (the “Closing”).

3.	Interest

3.1.	The Principal Loan amount shall bear a rate of interest of 3.95% per year, paid on a quarterly basis not later than the 10th day of the following month following the end of the quarter (the “Interest”).

3.2.	The Principal Loan and the Interest are payable in accordance with, and no later than the final date of the Repayment Schedule (as defined below). All references in this Agreement to the repayment and/or conversion of the Principal Loan shall be deemed to include any and all accrued and unpaid Interest thereon, unless the context clearly suggests otherwise. Together, the Principal Loan and Interest are hereinafter referred to as the “Loan Amount.”

4.	Repayment

4.1.	The Loan Amount shall be repaid pursuant to the provisions of Section 4.2 below, or converted pursuant to the provisions of Section 5 below.

4.2.	If not repaid or converted at an earlier date, the Principal Loan is to be paid in four (4) equal installments, according to the following schedule:

4.2.1.	the first (1st) installment shall be made within 10 days following the Company’s first (1rd) fiscal quarter of 2021; and

4.2.2.	the remaining three (3) installments shall be made consecutively within 10 day] following each of the next three (3) Company fiscal quarters. The Loan Amount shall be paid in full by no later than 24 month anniversary of the Closing date (“Repayment Schedule”).

4.3.	The Repayment Schedule may be amended by the Lender upon request by the Company, at the Lender’s sole discretion.

4.4.	The Company may not prepay the Loan Amount, or any portion thereof, in a manner inconsistent with the Repayment Schedule without the prior written consent of the Lender, which such consent may or may not be provided at the Lender’s sole discretion.

5.	Loan Amount Conversion

5.1.	Lender shall have the right but not the obligation, at Lender’s sole discretion, until the final date of the Repayment Schedule, and subject to section 5.4 below, in lieu of repayment thereof, to convert the Loan Amount or any portion thereof by providing a conversion notice in writing in the form provided by the Company, substantially in the form attached hereto as Exhibit A (the “Conversion Notice”) requesting that the Loan Amount or any portion thereof be converted into: (i) such number of ordinary shares, par value 0.1 NIS per share, of Micronet (the “Ordinary Shares”), derived from a conversion price equal to 0.38 NIS per Ordinary Share (“Conversion Price Per Share”) (and in accordance with the U.S. dollar to NIS exchange rate in effect at the date of the Closing) (“Price Per Share”); and, in addition, (ii) for every one (1) Ordinary Share issued as a result of Conversion Notice, the Company will issue to the Lender a warrant to purchase one (1) Ordinary Share, at an exercise price of 0.60 NIS (the “Warrants”).

5.2.	The number of Ordinary Shares to be issued pursuant to a Conversion Notice shall be rounded up to the nearest whole share.

5.3.	The portion of the Loan Amount converted by the Company pursuant to section 5.1 herein, shall be deemed duly and fully repaid and the Company shall promptly issue to the Lender a certificate evidencing the number of Ordinary Shares issued and list the Ordinary Shares in the Company’s share register.

5.4.	The issuance of Ordinary Shares (including the Ordinary Shares resulting from exercise of the Warrants) to the Lender derived as a result of the right to convert the Loan Amount is subject to approval of the TASE prior to the registration of the Ordinary Shares for trade on the TASE (including the Ordinary Shares resulting from exercise of the Warrants).

5.5.	Following receipt of a Conversion Notice, the Company shall publish a private placement report subject to all provisions of the Securities Law 1968 (“Securities Law”) and the Securities Regulations (Private Placement of Securities in a Listed Company) 2000 and submit a request to the TASE for the approval of the registration of the applicable Ordinary Shares for trade (including the Ordinary Shares resulting from exercise of the Warrants).

5.6.	Subject to the receipt of the TASE approval under Sections 5.4 and 5.5, the Ordinary Shares shall be issued and shall be listed in the name of the Company’s transfer agent (hevra le’rishumim) under the regulations of the TASE, and shall be deposited to the bank accounts of the Lender, and (b) the Warrants shall be issued to the Lender.

5.7.	The Warrants are non-tradable, are not listed for trade and are not assignable or transferable and are exercisable during a term of fifteen (15) months from their date of grant at 5:00 p.m. (Israel time) (“Expiration Date”). A Warrant that is not exercised by the Expiration Date, shall be null and void and shall not grant Lender any rights whatsoever in the Company. The number of shares exercisable under the Warrants, or the exercise price of the Warrants, as applicable, shall be adjusted during their applicable exercise period upon the occurrence of any distribution of bonus shares, recapitalization of share capital events and cash dividend distributions, or if so required under the articles and rules of the TASE, in the same adjustment mechanism applicable to the outstanding non-tradable options of the Company mutatis mutandis.

5.8.	Exercise of the right to convert the Loan Amount pursuant to a Conversion Notice or exercise of a Warrant (pursuant to payment of the applicable amount to the Company (together, “Equity Actions”), are subject to the rules prescribed by the TASE at the such time of conversion or exercise, as the case may be. In addition, Equity Actions may be subject to the execution of certain reasonable undertakings and instructions to ensure compliance with applicable law or the Articles of Association of the Company.

6.	Execution and Closing Conditions

6.1.	The obligation of the Lender to provide the Loan to the Company is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1.1.	satisfaction of MICT’s legal and accounting due diligence requirements;

6.1.2.	approval of the transactions contemplated by this Agreement by the authorized bodies of MICT, including its board of directors; and

6.1.3.	approval of the transactions contemplated by this Agreement by the authorized bodies of the Company including all approvals required under applicable Israeli law (including the board of directors, audit committee and general meeting of the Company pursuant to the regulation applicable to a transaction between the Company and its controlling shareholders).

6.2.	If the general meeting of the Company shall not approve the transaction, or due to a legal or other restriction, the Company shall be unable to issue all or part of the securities provided herein, or the transaction is not approved for any other reason, and the Company will be unable to remedy the situation within 30 days, then the transaction shall be invalidated, this Agreement shall be terminated and each party shall have no claims against the other party and/or against any organs of the Lender or the Company and/or office holders of the Lender or the Company or anyone acting on behalf of either the Lender or the Company.

7.	Events of Default

Notwithstanding the aforesaid, the Loan Amount, will, unless otherwise directed by the Lender, immediately become due and payable in cash upon the occurrence of the earlier of the following events (each, a “Default Event”):

7.1.	the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency law or makes any assignment for the benefit of creditors or takes any similar action;

7.2.	the appointment of a receiver or trustee over the whole or a material part or the Company’s assets; or

7.3.	the Company adopts one or more resolutions for dissolution, liquidation, bankruptcy, or reorganization or winding-up of the Company, or the Company ceases its business activity.

In the occurrence of a Default Event, whether or not collection is initiated by judicial proceedings or the Principal Amount and/or Interest is placed in the hands of an attorney for collection: (i) the Company shall notify the Lender in writing immediately upon the occurrence of any such event; (ii) the repayment of Principal Loan shall be in preference and prior to the distribution of any assets, cash or securities to any stockholder of the Company and prior to the repayment of any unsecured loan or debt whatsoever.

8.	Miscellaneous

8.1.	Governing Law; Jurisdiction. The laws of the State of Israel exclusively govern this Agreement without regard to principles of conflicts of law. Micronet and MICT each submit to the exclusive jurisdiction of the courts in Tel Aviv, Israel.

8.2.	Block (no sale) restrictions. MICT knowledge and agrees that (i) any securities issued under this Agreement shall be subject to “block (no sale) restrictions” under the Securities Law (as defined in section 5.5 above) and the Securities Regulations (details regarding sections 15A to 15C of the Law), 2000, and therefore undertakes to abide by and comply with such restrictions.

8.3.	No Publicity. No party hereto shall make any public announcement or disclosure or issue any press release relating to this Agreement or the transactions contemplated hereunder without the prior approval of the other parties, except to the extent that, after consultation with legal counsel, any party is required by law, regulation or pursuant to an administrative or adjudicated proceeding to make certain information public in which case said party shall nevertheless give the other party notice if possible of an opportunity to comment before making such information public. MICT acknowledges that Micronet, is a publicly traded company on the TASE, and as such, is required to disclose the content of this Agreement to the public pursuant to the requirements of the Israeli securities law and regulation. Micronet acknowledges that MICT is a publicly traded company on the Nasdaq, and as such, may be required to disclose the contents of this Agreement or the transactions contemplated hereunder to the public pursuant to the rules governing the reporting requirements of publicly traded companies in the United States.

8.4.	Tax. Each party shall bear its own tax or other compulsory applicable payments related to the execution of this Agreement and the performance. The Company shall pay all stamp tax, franchise tax or other taxes or duties which may be due in connection with the execution of this Agreement (if any).

8.5.	Costs. Each party shall bear its own costs and expenses related to the execution of this Agreement and the performance of its obligations hereunder.

8.6.	Notices.

All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail, by courier service which obtains a receipt to evidence delivery, or by facsimile or email transmission (subject to electronic confirmation of delivery) with a copy by mail, addressed as set forth below.

If to the MICT: Moran Amran, Controller

If to the Micronet: Amit Harari, CFO

or such other address as any Party may designate to the other in accordance with the aforesaid procedure. All communications delivered in person or by courier service shall be deemed to have been given upon delivery, those given by facsimile or email transmission shall be deemed given on the business day following transmission, and all notices and other communications sent by registered mail shall be deemed given seven (7) days after posting.

8.7.	Successors and Assigns. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, with the exception of assignments and transfers of such rights, privileges, or obligations from the Lender to any entity which controls, is controlled by, or is under common control with such Lender.

8.8.	Entire Agreement; Amendment and Waiver. This Agreement and any schedules, attachments, or exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the other party.

8.9.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

8.10.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

- Signatures page to follow -

IN WITNESS WHEREOF the parties have signed this CONVERTIBLE LOAN AGREEMENT as of the date first hereinabove set forth.

COMPANY:

Micronet Ltd.

By:	/s/Tali Dinar
Name:	Tali Dinar
Title:	Amit Harari CFO

LENDER:

MICT, Inc.

By:	MICT INC
Name:	Moran Amran
Title:	Controller

[Signature Page – CLA]

Exhibit A

Conversion Notice

To: Micronet Ltd.

Via Email: [__________________]

The undersigned hereby irrevocably elects to convert a portion of the outstanding and unpaid Loan Amount owed pursuant to the Convertible Loan Agreement dated as of October [__], 2019, into ordinary shares of Micronet Ltd. according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Principal Amount to be Converted:

Accrued Interest to be Converted:

Total Conversion Amount to be converted:

Applicable Conversion Price:

Number of ordinary shares to be issued:

Please issue the ordinary shares in the following name and to the following address:

Issue to: